Exhibit 99.1

March 15, 2004

Investors may contact:

Kevin Stitt, 704.386.5667

Lee McEntire, 704.388.6780

Media may contact:

Robert Stickler 704.386.8465

Bank of America Announces Mutual Funds Agreements

CHARLOTTE – Bank of America today announced agreements in principle with the New York Attorney General and the Securities and Exchange Commission over matters related to improper late day trading and market timing of mutual funds.

“These agreements represent Bank of America’s good faith effort to resolve this matter and is in the best interests of our customers, associates and shareholders,” said Kenneth D. Lewis, Bank of America chairman and chief executive officer. “We have consistently said that the actions of a few individuals and what occurred is not representative of the way Bank of America does business, and we have no tolerance for actions that violate our values. Throughout this process, we have cooperated fully with the investigating authorities.”

Quickly after charges of late day trading and improper market timing surfaced last fall, the company launched an internal investigation. Shortly thereafter, a number of employees were dismissed. The company then pledged restitution to impacted funds shareholders and retained outside experts to develop a plan to improve mutual fund governance, organizational structure and technology.

“We are also pleased that our pending merger partner, FleetBoston Financial, reached agreements in principle on its mutual fund issues” Lewis said. “We now look forward to focusing our energies on growing our business.”

Under the agreements, Bank of America agrees to pay $250 million in total disgorgement and restitution. Of that amount, approximately $25 million would go to Nations Funds shareholders, subject to further discussions with the Nations Funds Board of Trustees. The remainder will be available to contribute to the reimbursement of shareholders of other funds which were harmed by the activities of others using Bank of America systems.

In connection with the wider reimbursement funds, a variety of additional organizations, including numerous other mutual fund complexes, granted market timing capacity. Hedge funds and other investors were the principal agents and beneficiaries of the improper market timing and late trading activities. Under the agreements, Bank of America can, and will, seek appropriate recompense from such parties based on the harm caused by their activities.

The agreements also call for Bank of America to pay fines of $125 million and to reduce mutual fund management fees by $80 million over five years.

The financial impact of the settlement is approximately 16 cents per share, net of the reversal of previously booked reserves, and will be included in the first quarter.

By the end of 2004, Bank of America will divest Broker Dealer Services, a clearing broker, which made its trading systems available to introducing brokers through whom other funds were market timed.

Bank of America has also committed to use its best efforts to create best-in-class governance policies for the Nations Funds Board of Trustees, including such criteria as independence and tenure, and to hire a full-time senior officer supporting and reporting exclusively to the board to monitor compliance and to oversee the reasonableness of the mutual fund advisory fees. The trustees independently have already initiated significant efforts aimed at improving governance of the funds.

On its own, Bank of America has taken significant steps over the past six months to improve mutual funds governance. Some of the significant steps the company is taking include:

•	Working with the Nations Fund Board of Trustees to set best-in-class standards for mutual funds’ fees, charges and related corporate governance practices.

•	Enhancement of audit reviews, compliance oversight and the overall risk management framework

•	Enhancing technology and operations process controls and increased monitoring for unusual mutual funds trading activity

•	Amending the corporate Code of Ethics to include guidelines for practices in our mutual funds business and a new mutual fund share trading policy

•	Development of additional training for employees involved in mutual fund activities.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations and institutions with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience for consumers in the United States, serving 1 in 3 American households. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following; litigation and regulatory liabilities, including costs, expenses,settlements and judgments, adversely affect the company or its businesses. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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